Exhibit 99.1

Quest Resource Reports Third Quarter 2016 Results

Increase in Adjusted EBITDA for Third Consecutive Quarter

Sets Goals of Quarterly Positive Cash Flow and Adjusted EBITDA for 2017

The Colony, Texas – November 14, 2016 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a leader in sustainability, recycling, and environmental and resource management, today announced financial results for the third quarter ended September 30, 2016. Full results can be found in Quest’s Form 10-Q.

During the third quarter of 2016, Quest grew revenue to $46.2 million, a $2.6 million, or 5.9%, improvement over the comparable quarter last year. Adjusted EBITDA also continued to improve in each of the first three quarters of 2016. Adjusted EBITDA from the second quarter of 2016 improved 43.0% over the first quarter, and third quarter Adjusted EBITDA improved 22.9% over the second quarter.

2016	Adjusted EBITDA
1st Quarter	$(621,000)
2nd Quarter	$(354,000)
3rd Quarter	$(273,000)

“We are pleased that the initiatives we launched this year are showing positive results,” said Ray Hatch, President and Chief Executive Officer, who joined Quest in January 2016. “We have seen improvements in revenue and gross profit for the third quarter and year-to-date periods in 2016 compared with the comparable periods in 2015. Over the past three quarters, we have also consistently improved Adjusted EBITDA, and we are on track to reach our goal of achieving positive Adjusted EBITDA and cash flow for each quarter of 2017. We believe the improvements we are implementing now will be accretive to our business and will improve our gross margins, increase efficiency in our operations, and streamline our cost structure.”

Quest Added New COO with Significant Industry Experience and Fortune 100 Customer

In addition to the financial improvements, during the third quarter ended September 30, 2016, Quest bolstered its management team with a new Chief Operating Officer, continued to focus on improving data capture and reporting, and added a large manufacturing company to its portfolio of Fortune 100 companies. In October 2016, Quest added as Chief Operating Officer, David Sweitzer, a strong operations leader with deep experience in the sector and demonstrated success in growing companies and improving shareholder value for outsourced waste and recycling solutions providers nationwide.  Mr. Sweitzer brings to Quest his experience as Chief Sales Officer at SMS Assist, a multi-site property management company valued at $1 billion; Director of Business Development at Waste Management; and Client Solutions Vice President at Oakleaf Waste Management. Also in October 2016, Quest announced it will manage the waste and recycling efforts for a global Fortune 100 manufacturing company, which could represent an annualized revenue opportunity of over $50 million.

Ray Hatch said, “We have a tremendous client base, and we look forward to continuing to provide services to them to make them more sustainable and efficient and help them grow. We also look forward to expanding our clients into what today are underpenetrated verticals to leverage our value proposition and improve our gross margins. That is exemplified in our newest Fortune 100 company client, which helps us expand into the industrial manufacturing sector.”

During the third quarter of 2016, Quest continued its focus on improving the level of data capture and reporting for its clients and launched a new cloud-based Business Intelligence and Analytics Platform. This platform is intended to significantly enhance our value proposition to both our clients, which have more than 40,000 locations across North America, and our nationwide network of service vendors, which are located in every zip code in the United States.

David Sweitzer noted, “We are developing and implementing technology tools designed to allow us to onboard new clients and vendors without commensurate SG&A increases, and to enhance our scalability while enabling us to serve our existing clients more efficiently and to onboard new clients effectively.”

Quest offers an array of waste management and recycling services to clients and is a single vendor point of contact. Quest also provides detailed sustainability reporting for clients both large and small across the retail, automotive, real estate, hospitality, food service, manufacturing and other industries.

For more information on Quest, visit www.QRHC.com.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

In this press release, a non-GAAP financial measure, "Adjusted EBITDA," is presented. From time-to-time, Quest considers and uses this supplemental measure of operating performance in order to provide an improved understanding of underlying performance trends. Quest believes it is useful to review, as applicable, both (1) GAAP measures that include (i) depreciation and amortization, (ii) interest and other expense, (iii) stock-based compensation expense, (iv) income tax expense, and (v) certain other adjustments, and (2) non-GAAP measures that exclude such information.  Quest presents this non-GAAP measure because it considers it an important supplemental measure of Quest’s performance. Quest’s definition of this adjusted financial measure may differ from similarly named measures used by others. Quest believes this measure facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis.  This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP measures.  (See attached table "Reconciliation of Net Loss to Adjusted EBITDA.")

About Quest Resource Holding Corporation

Quest provides businesses with one-stop management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their businesses. Quest’s comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national customers to have a single point of contact for managing a variety of waste streams and recyclables.  Quest also operates environmentally based social media and online data platforms that contain information and instructions necessary to empower consumers and consumer product companies to recycle or properly dispose of household products and materials. Quest’s directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding our belief that the initiatives we launched earlier this year are showing positive results; our belief that the improvements we are implementing now will be accretive to our business and will improve our gross margins, increases efficiency in our operations, and streamline our cost structure; our belief and our new Chief Operating Officer has deep sector experience; our belief that we will provide services that will make our clients more sustainable and efficient and help them grow; our goal of expanding our clients into what today are underpenetrated verticals to leverage our value proposition and improve our gross margins; our belief that our newest client will help us expand into the industrial intention manufacturing sector; our that our new cloud-based Business and Analytics Platform will significantly enhance our value proposition to both our clients and our nationwide network of service vendors; our goal developing and implementing technology tools designed to allow us to onboard new clients and vendors without commensurate SG&A increases and to enhance our scalability which enables us to serve our existing clients, more efficiently and to onboard new clients effectively.  These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Report on Form 10-K for the year ended December 31, 2015. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

John Liviakis

Liviakis Financial

415-389-4670

john@liviakis.com

Financial Tables Follow

Quest Resource Holding Corporation and Subsidiaries

OPERATING HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenue	$46,157	$43,568	$138,772	$125,907
Cost of revenue	42,562	40,049	128,036	115,686
Gross profit	3,595	3,519	10,736	10,221
Selling, general, and administrative	4,923	4,111	14,216	11,794
Depreciation and amortization	1,014	989	3,040	2,940
Total operating expenses	5,937	5,100	17,256	14,734
Operating loss	(2,342)	(1,581)	(6,520)	(4,513)
Interest expense	(62)	(73)	(176)	(164)
Income tax expense	—	—	—	—
Net loss	$(2,404)	$(1,654)	$(6,696)	$(4,677)
Net loss applicable to common stockholders	$(2,404)	$(1,654)	$(6,696)	$(4,677)
Net loss per common share:
Basic and diluted	$(0.16)	$(0.12)	$(0.46)	$(0.34)

Weighted average number of common shares outstanding:
Basic and diluted	14,854	13,964	14,560	13,959

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss	$(2,404)	$(1,654)	$(6,696)	$(4,677)
Depreciation and amortization	1,052	989	3,126	2,940
Interest expense	62	73	176	164
Stock-based compensation expense	794	306	1,883	932
Other adjustments	223	—	263	—
Income tax expense	—	—	—	—
Adjusted EBITDA	$(273)	$(286)	$(1,248)	$(641)

BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,874	$2,989
Accounts receivable, less allowance for doubtful accounts of $261 and $587 as of September 30, 2016 and December 31, 2015, respectively	32,205	33,299
Prepaid expenses and other current assets	3,103	947
Total current assets	37,182	37,235

Goodwill	58,337	58,337
Intangible assets, net	9,328	11,828
Property and equipment, net, and other assets	2,682	1,609
Total assets	$107,529	$109,009

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$34,300	$34,847
Deferred revenue and other current liabilities	515	329
Total current liabilities	34,815	35,176

Line of credit	3,250	4,000
Other long-term liabilities	403	341
Total liabilities	38,468	39,517

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, no shares issued or outstanding as of September 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 15,263 and 13,974 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively, given retroactive effect to the 1-for-8 reverse stock split effective August 10, 2016	15	14
Additional paid-in capital	158,611	152,347
Accumulated deficit	(89,565)	(82,869)
Total stockholders’ equity	69,061	69,492
Total liabilities and stockholders’ equity	$107,529	$109,009

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